7: 22:

 Exhibit 99.5

AUTOFUN CANADA INC

FINANCIAL STATEMENTS

PERIOD FROM MARCH 01, 2001 TO

NOVEMBER 30, 2001

CONTENTS

Page
AUDITOR'S REPORT	1
FINANCIAL STATEMENTS
Balance Sheet	2 - 3
Statement of Income and Deficit	4 - 5
Statement of Cash flows	6
Notes to Financial Statements	7 - 9

AUDITOR'S REPORT

 To the Shareholders of
Autofun Canada Inc

I have audited the balance sheet of AutoFun Canada Inc as at November 30, 2001 and the statements of operations and deficit and cash flow for the period from March 01, to November 30, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on those financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.

In my opinion, these financial statements present fairly , in all material respects, the financial position of the company as at November 30, 2001 and results of its operations and its cash flows for the period from March 01, to November 30, 2001 ended in accordance with the United States generally accepted accounting principles.

Markham, Ontario

December 31, 2001    CHARTERED ACCOUNTANT

BALANCE SHEET

ASSETS

NOVEMBER 30,	2001	2001 Note 10
CURRENT
Cash and bank	$220,633	$4,994
Bank deposits in transit	136,599	-
Deposits and prepaid expenses	139,222	20,722
GST refund receivable	26,290	18,590
	522,744	44,306
CAPITAL ASSETS-(Note 2 & 3)	1,628	2,101
TOTAL ASSETS	$524,372	$46,407

BALANCE SHEET (Continued)

LIABILITIES

NOVEMBER 30,	2001	2001 Note 10
CURRENT
Accounts payable and accrued liabilities	$5,750	$4,247
Bank demand loan payable-(Note-6)	70,000	130,000
Amount due to Somani Holdings Inc.	13,835	6,339
	89,585	140,586
LONG TERM DEBT
Shareholders' advances-(Note5)	225,491	276,315
Amount Due to Mr.Joe O' Conner	59,250	-
Amount due to Mrs.Naseem Somani	35,000	-
	319,741	276,315
	409,326	416,901

SHAREHOLDERS' EQUITY

CAPITAL STOCK-(Note 4)	664,380	100
RETAINED EARNINGS (DEFICIT) Per page	(549,334)	(370,594)
	115,046	(370,494)
	$ 524,372	$ 46,407

APPROVED ON BEHALF OF THE BOARD:

_____________________________ Director

_____________________________ Director

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE PERIOD FROM MARCH 01 TO NOVEMBER 30,	2001	2000 Note 10
EXPENSES
Automobile	$ 12,802	$ 15,200
Amortization	473	371
Bank charges	858	485
Insurance	2,861	4,707
Interest on loan	4,869	3,431
Legal and professional fees	29,417	3,207
Management fee (Note 7)	110,000	-
Office and general	2,266	3,685
Organization	2,094	60,421
Printing and stationary	1,136	3,220
Rent	-	8,074
Telephone, internet and fax	2,414	3,691
Travelling and accommodation	9,550	33,043
	$ 178,740	$ 139,535
NET LOSS FOR THE PERIOD	(178,740)	(139,535)

STATEMENT OF OPERATIONS AND DEFICIT (Continued)

FOR THE PERIOD FROM MARCH 01 TO NOVEMBER 30,	2001	2001 Note 10
DEFICIT, beginning of period	(370,594)	(242,715)
NET LOSS for the period	(178,740)	(139,535)
Prior year adjustments	-	11,656
	(549,334)	(370,594)
DEFICIT, end of period	$ (549,334)	$ (370,594)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 01 TO NOVEMBER 30,	2001	2001 Note 10
CASH PROVIDED BY OPERATING ACTIVITIES
Net loss	$ (178,740)	$ (139,535)
Items not requiring an outlay of cash:
Amortization	473	371
Prior year adjustments	-	11,656
	(178,267)	(127,508)
CHANGES IN NON-CASH WORKING CAPITAL:
(Increase) decrease in Accounts receivable	-	30,869
(Increase) decrease in Prepaid exp. & deposits	(118,500)	25,484
Increase (decrease) in Accounts payable & accruals	1,501	(13,034)
(Increase) decrease in GST refund receivable	(7,700)	(18,590)
Increase in Amount due to Somani Holdings Inc	7,496	6,339
	(117,203)	31,068
	(295,470)	(96,440)
CASH FROM FINANCING ACTIVITIES
Advances from shareholders	(50,822)	(167,741)
Capital stock (redemption)/issuance	664,280	-
Bank loan payable - net of repayments	(60,000)	130,000
Amount due to Mrs.Naseem Somani	35,000	-
Amount due to Mr.Joe O'Connor	59,250	-
	647,708	(37,741)
CASH FROM INVESTING ACTIVITIES
Additions to capital assets	-	(2,472)
INCREASE (DECREASE) IN CASH & BANK	352,238	(136,653)
CASH & BANK, beginning of period	4,994	141,647
CASH & BANK, end of period	$ 357,232	$ 4,994

1.         INCORPORATION AND NATURE OF BUSINESS

AUTOFUN CANADA INC was incorporated , under the laws of the Business Corporation Act of Ontario, on June 30, 1999.The company is in the development stage as it is presently in the process of setting up of operation, which include providing customized package for installation of automotive accessories and modification/alteration to the interior and exterior of automobiles.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2(a)      Foreign currency translations

Monetary assets and liabilities denominated in foreign currencies have been translated into Canadian dollars at the rate of exchange prevailing at year-end. Revenue and expense items are translated at average rate of exchange for the year.

2(b)      Capital Assets

            Capital assets are recorded at cost. Amortisation is provided as follows:

            Computer         30% diminishing balance

            Additions during the year are amortized at the half annual rate.

3.         CAPITAL ASSETS

	Cost	Accumulated Depreciation	Net 2001	Net 2001 Note 10

Computer	$ 2,472	$ 844	$ 1,628	2,101

4.         CAPITAL STOCK

	2001	2001 Note 10
Authorized Unlimited common shares, n.p.v. Issued capital 9,131,508 common shares, n.p.v.	$ 664,380	$ 100
	$ 664,380	$ 100

During the period , 1,131,508 common shares were issued for $664,280.

5.         SHAREHOLDERS' ADVANCES

These are non- interest bearing and have no set time for repayment.

6.         BANK LOAN PAYABLE

	2001	2001 Note 10
The bank loan , repayable to Royal Bank of Canada, bears interest at prime plus 2% , and is due on demand. The loan is secured by a general security assignment of all assets of the company.	$ 70,000	$ 130,000

7.         RELATED PARTY TRANSACTION.

During the period , the company paid management fees to a related company as follows:

	2001	2001 Note 10
Somani Holdings Inc.	$ 110,000	$ -

8.         INCOME TAX LOSS CARRYFORWARDS.

The Company has the following non-capital losses to carry forward:

Period ending   2000 (02/28/00)           $241,125         Loss expire in 2007

Year ending      2001 (02/28/01)           $139,535         Loss expire in 2008

Period ending   2001 (11/30/01)           $178,740         Loss expire in 2009

The benefit of these losses has not been recognized in these financial statements

9.         COMMITMENTS

The company is committed for vehicles rentals under operating leases as follows:

            2001    $6990

10.       COMPARATIVE FIGURES

            Comparative figures are for the year ended February 28, 2001.